Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Reports Fourth Quarter and Full Year Fiscal 2021 Results; Provides Fiscal 2022 Outlook

Q4 GAAP Diluted EPS of $0.59; Adjusted Diluted EPS of $0.64

Q4 GAAP Operating Margin of 11.2%; Adjusted Operating Margin of 11.7%

DENTON, Texas, November 11, 2021 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its fourth quarter and full year ended September 30, 2021. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss the results.

Fiscal 2021 Fourth Quarter Summary

•	Consolidated net sales increased 3.4% to $990 million with a same store sales increase of 2.1%;
•	Global e-commerce sales were $71 million, representing 7.1% of net sales;
•	Gross margin of 50.6%, down 50 basis points compared to the prior year;
•	GAAP operating earnings of $111 million and GAAP operating margin of 11.2%, Adjusted Operating Earnings of $116 million and Adjusted Operating Margin of 11.7%;
•	Interest expense of $20 million compared to $28 million in the prior year, reflecting the Company’s deleveraging efforts;
•	GAAP diluted net earnings per share of $0.59 and Adjusted Diluted Net Earnings Per Share of $0.64; and
•	Strong cash flow from operations of $164 million, primarily driven by strong earnings and timing of working capital requirements.

Fiscal 2021 Full Year Summary

•	Consolidated net sales increased 10.3% to $3.87 billion, with a same store sales increase of 10.2%;
•	Global e-commerce sales were $281 million, representing 7.2% of net sales;
•	Gross margin expanded 160 basis points to 50.4% compared to the prior year;
•	GAAP operating earnings of $418 million and GAAP operating margin of 10.8%, Adjusted Operating Earnings of $461 million and Adjusted Operating Margin of 11.9%;
•	GAAP diluted net earnings per share of $2.10 and Adjusted Diluted Net Earnings Per Share of $2.40;
•	Strong cash flow from operations of $382 million;
•	Strong liquidity position, cash and cash equivalents of $401 million with no outstanding borrowings under the $500 million asset-based revolving line of credit at year end; and
•	Retired approximately $420 million of debt during the fiscal year.

“We are pleased to conclude the year with strong fourth quarter performance, highlighted by net sales growth of 3.4%, adjusted operating margin of 11.7% and operating cash flow of $164 million,” said Denise Paulonis, president and chief executive officer. “In fiscal 2021, we successfully executed on our stated priorities to substantially complete the remaining elements of our transformation and leverage our new capabilities and tools in service of our mission to recruit and retain color customers. We rebounded strongly from last year’s pandemic challenges, delivering net sales growth of 10.3% while generating strong profitability and cash flow and reducing our debt levels by over $400 million in fiscal 2021.”

“Serving on the Board of Directors over the last four years, I have admired the tremendous work and dedication of our teams and associates as they prioritized the customer and transformed our business into a modern, dynamic beauty company. I am incredibly excited to join this management team and look forward to building upon our strong foundation of enhanced capabilities across CRM, loyalty, e-commerce, merchandising, technology and talent, as we pivot to a new era for SBH focused on customer centricity and the acceleration of long-term profitable growth.”

Fiscal 2021 Fourth Quarter Operating Results

Fourth quarter consolidated net sales were $990.3 million, an increase of 3.4% compared to the prior year, with a same store sales increase of 2.1%. Foreign currency translation had a favorable impact of approximately 90 basis points on reported sales. The Company was operating 127 fewer stores at the end of the quarter compared to the prior year. Global e-commerce sales were $71 million or 7.1% of net sales for the quarter.

Consolidated gross profit for the fourth quarter was $501.0 million compared to $489.1 million in the prior year, an increase of 2.4%. Consolidated gross margin was 50.6%, a decrease of 50 basis points compared to 51.1% in the prior year, primarily reflecting a higher mix of Beauty Systems Group sales and a lower gross margin at Beauty Systems Group.

Selling, general and administrative (SG&A) expenses totaled $386.5 million, up $19.6 million compared to the prior year, driven primarily by increased labor and advertising costs, as previously planned. As a percentage of sales, SG&A expenses were 39.0% compared to 38.3% in the prior year.

GAAP operating earnings and operating margin in the fourth quarter were $111.2 million and 11.2%, compared to $119.7 million and 12.5%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s previously announced restructuring efforts and COVID-19 related income in both years, were $115.8 million and 11.7%, compared to $120.3 million and 12.6%, in the prior year.

GAAP net earnings in the fourth quarter were $68.1 million, or $0.59 per diluted share, compared to net earnings of $70.2 million, or $0.62 per diluted share in the prior year. Adjusted Net Earnings were $73.1 million, or $0.64 per diluted share, compared to Adjusted Net Earnings of $70.7 million, or $0.63 per diluted share in the prior year. Adjusted EBITDA in the fourth quarter was $143.4 million, a decrease of 2% compared to the prior year, and Adjusted EBITDA Margin was 14.5%, a decrease of 80 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of September 30, 2021, the Company had cash and cash equivalents of $401 million and no borrowings outstanding under its asset-based revolving line of credit. Fourth quarter cash flow from operations totaled $164.1 million, capital expenditures totaled $28.8 million and Operating Free Cash Flow totaled $135.4 million. For the full fiscal year, cash flow from operations totaled $381.9 million, capital expenditures totaled $73.7 million and Operating Free Cash Flow totaled $308.2 million.

In fiscal 2021, the Company reduced its debt levels by approximately $420 million. Additionally, the Company ended the year with a net debt leverage ratio of 1.69x.

Fiscal 2021 Fourth Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $585.4 million in the quarter, an increase of 1.5% compared to the prior year. The segment had a favorable impact of 120 basis points from foreign currency translation on reported sales and operated 104 fewer stores at the end of the quarter compared to the prior year. Segment e-commerce sales were $29 million or 5.0% of segment net sales for the quarter.

•

Segment same store sales increased 2.3% in the fourth quarter. The Sally Beauty businesses in the U.S. and Canada represented 79% of segment net sales for the quarter and had a same store sales increase of 1.9%.

•	At the end of the quarter, net store count was 3,549, a decrease of 104 stores compared to the prior year.
•

Gross margin decreased by 10 basis points to 57.5%, with the Sally Beauty business in the U.S. and Canada delivering gross margin of 60.9%. Product margin was up slightly compared to the prior year, offset by higher distribution and freight costs.

•

GAAP operating earnings were $105.7 million compared to $103.9 million in the prior year, representing an increase of 1.7%. GAAP operating margin increased to 18.1% compared to 18.0% in the prior year.

Beauty Systems Group

•

Segment net sales were $404.9 million in the quarter, an increase of 6.2% compared to the prior year. The segment had a favorable impact from foreign currency translation of approximately 60 basis points on reported sales and operated 23 fewer stores at the end of the quarter compared to the prior year. Segment e-commerce sales were $42 million or 10.3% of segment net sales for the quarter.

•	Segment same store sales increased 1.7% in the fourth quarter.
•	At the end of the quarter, net store count was 1,362, a decrease of 23 stores compared to the prior year.
•

Gross margin decreased 50 basis points to 40.7% in the quarter, driven primarily by a sales mix shift towards large volume/lower margin full service customers that continued to rebound from the COVID-19 impact in the prior year.

•

GAAP operating earnings were $53.4 million in the quarter, an increase of 5.4% compared to $50.6 million in the prior year. GAAP operating margin in the quarter was 13.2% compared to 13.3% in the prior year.

•	At the end of the quarter, there were 719 distributor sales consultants compared to 715 in the prior year.

Fiscal Year 2022 Guidance

The Company’s full year guidance for fiscal year 2022 is outlined below and additional perspective will be provided during the earnings conference call.

•	Net sales are expected to increase 3% to 4% compared to the prior year;
•	Net store count is expected to decrease by approximately 1% to 2% for the fiscal year, reflecting the Company’s focus on optimizing its store portfolio;
•	Gross margin is expected to expand by 40 to 60 basis points compared to the prior year;
•	GAAP operating margin is expected to increase by approximately 90 to 110 basis points compared to fiscal year 2021; and
•	Adjusted Operating Margin is expected to be approximately flat compared to fiscal year 2021.

Update on Financial Disclosures

Beginning in fiscal 2022, the Company will be replacing the same store sales metric with comparable sales, which will include sales from the full service divisions and franchise operations, including any related e-commerce sales. In fiscal 2022, for each quarter the Company will disclose both current and prior year comparable sales under the new definition.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, November 11, 2021.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 291-4185 (International: (409) 207-6997) and referencing the access code 3661420#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q4 Earnings Presentation and entering the event password Ke5Yd3Prgt8. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, November 11, 2021, through November 25, 2021, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 5241224#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®,

Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2020. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the write-down of COVID-19 related personal protective equipment inventory for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans, COVID-19 related net expenses, costs related to the non-cash write down of inventory, and  impairment charges related to long-lived assets and operating lease assets not included in restructuringfor the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2021	2020	Percentage Change	2021	2020	Percentage Change

Net sales	$990,260	$957,812	3.4%	$3,874,997	$3,514,330	10.3%
Cost of products sold	489,285	468,669	4.4%	1,921,663	1,798,736	6.8%
Gross profit	500,975	489,143	2.4%	1,953,334	1,715,594	13.9%
Selling, general and administrative expenses	386,542	366,982	5.3%	1,530,280	1,442,809	6.1%
Restructuring	3,240	2,484	30.4%	4,611	14,025	(67.1)%
Operating earnings	111,193	119,677	(7.1)%	418,443	258,760	61.7%
Interest expense	20,196	28,310	(28.7)%	93,509	98,793	(5.3)%
Earnings before provision for income taxes	90,997	91,367	(0.4)%	324,934	159,967	103.1%
Provision for income taxes	22,848	21,179	7.9%	85,076	46,722	82.1%
Net earnings	$68,149	$70,188	(2.9)%	$239,858	$113,245	111.8%

Earnings per share:
Basic	$0.60	$0.63	(4.8)%	$2.13	$0.99	115.2%
Diluted	$0.59	$0.62	(4.8)%	$2.10	$0.99	112.1%

Weighted average shares:
Basic	112,797	112,296		112,653	113,881
Diluted	114,565	113,090		114,212	114,680

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	50.6%	51.1%	(50)	50.4%	48.8%	160
Selling, general and administrative expenses	39.0%	38.3%	70	39.5%	41.1%	(160)
Consolidated operating margin	11.2%	12.5%	(130)	10.8%	7.4%	340

Effective tax rate	25.1%	23.2%	190	26.2%	29.2%	(300)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,
	2021	2020

Cash and cash equivalents	$400,959	$514,151
Trade and other accounts receivable	66,581	56,429
Inventory	871,349	814,503
Other current assets	44,686	48,014
Total current assets	1,383,575	1,433,097
Property and equipment, net	307,377	315,029
Operating lease asset	537,673	525,634
Goodwill and other intangible assets	596,741	598,321
Other assets	21,766	23,066
Total assets	$2,847,132	$2,895,147

Current maturities of long-term debt	$194	$180
Accounts payable	291,632	236,333
Accrued liabilities	206,155	170,665
Current operating lease liabilities	156,234	153,267
Income taxes payable	10,666	2,917
Total current liabilities	664,881	563,362
Long-term debt	1,382,530	1,796,897
Long-term operating lease liabilities	404,147	394,375
Other liabilities	29,056	32,976
Deferred income tax liabilities, net	85,777	92,094
Total liabilities	2,566,391	2,879,704
Total stockholders' equity	280,741	15,443
Total liabilities and stockholders' equity	$2,847,132	$2,895,147

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2021	2020	Percentage Change	2021	2020	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$585,367	$576,578	1.5%	$2,278,382	$2,080,703	9.5%
Beauty Systems Group ("BSG")	404,893	381,234	6.2%	1,596,615	1,433,627	11.4%
Total net sales	$990,260	$957,812	3.4%	$3,874,997	$3,514,330	10.3%

Operating earnings:
SBS	$105,683	$103,904	1.7%	$417,658	$237,588	75.8%
BSG	53,398	50,649	5.4%	205,078	194,206	5.6%
Segment operating earnings	159,081	154,553	2.9%	622,736	431,794	44.2%

Unallocated expenses (1)	44,648	32,392	37.8%	199,682	159,009	25.6%
Restructuring	3,240	2,484	30.4%	4,611	14,025	(67.1)%
Interest expense	20,196	28,310	(28.7)%	93,509	98,793	(5.3)%
Earnings before provision for income taxes	$90,997	$91,367	(0.4)%	$324,934	$159,967	103.1%

Segment gross margin:	2021	2020	Basis Point Change	2021	2020	Basis Point Change
SBS	57.5%	57.6%	(10)	57.9%	54.4%	350
BSG	40.7%	41.2%	(50)	39.8%	40.7%	(90)

Segment operating margin:
SBS	18.1%	18.0%	10	18.3%	11.4%	690
BSG	13.2%	13.3%	(10)	12.8%	13.5%	(70)
Consolidated operating margin	11.2%	12.5%	(130)	10.8%	7.4%	340

(1)  Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2021
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$489,285	$(1,444)	$—	$487,841
Consolidated gross margin	50.6%			50.7%
Selling, general and administrative expenses	386,542	—	86	386,628
SG&A expenses, as a percentage of sales	39.0%			39.0%
Operating earnings	111,193	4,684	(86)	115,791
Operating margin	11.2%			11.7%
Earnings before provision for income taxes	90,997	4,684	(86)	95,595
Provision for income taxes (3)	22,848	376	(738)	22,486
Net earnings	$68,149	$4,308	$652	$73,109

Earnings per share:
Basic	$0.60	$0.04	$0.01	$0.65
Diluted	$0.59	$0.04	$0.01	$0.64

	Three Months Ended September 30, 2020
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$468,669	$—	$—	$468,669
Consolidated gross margin	51.1%			51.1%
Selling, general and administrative expenses	366,982	—	1,872	368,854
SG&A expenses, as a percentage of sales	38.3%			38.5%
Operating earnings	119,677	2,484	(1,872)	120,289
Operating margin	12.5%			12.6%
Earnings before provision for income taxes	91,367	2,484	(1,872)	91,979
Provision for income taxes (3)	21,179	584	(502)	21,261
Net earnings	$70,188	$1,900	$(1,370)	$70,718

Earnings per share:
Basic	$0.63	$0.02	$(0.01)	$0.63
Diluted	$0.62	$0.02	$(0.01)	$0.63

(1) For the three months ended September 30, 2021, restructuring represents expenses incurred primarily in connection with the Transformation Plan, including $1.4 million related to inventory. For the three months ended September 30, 2020, restructuring represents expenses incurred primarily in connection with Project Surge and the Transformation Plan.

(2) For the three months ended September 30, 2021, COVID-19 primarily represents a rent subsidy provided by the Canadian government and additional tax impact from the donation of personal-protective equipment. For the three months ended September 30, 2020, COVID-19 primarily represents a wage subsidy provided by the Canadian government under the Canada Emergency Wage Subsidy.

(3) The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended September 30, 2021
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$1,921,663	$(1,444)	$(6,957)	$1,913,262
Consolidated gross margin	50.4%			50.6%
Selling, general and administrative expenses	1,530,280	—	(29,667)	1,500,613
SG&A expenses, as a percentage of sales	39.5%			38.7%
Operating earnings	418,443	6,055	36,624	461,122
Operating margin	10.8%			11.9%
Earnings before provision for income taxes	324,934	6,055	36,624	367,613
Provision for income taxes (3)	85,076	640	7,910	93,626
Net earnings	$239,858	$5,415	$28,714	$273,987

Earnings per share:
Basic	$2.13	$0.05	$0.25	$2.43
Diluted	$2.10	$0.05	$0.25	$2.40

	Twelve Months Ended September 30, 2020
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$1,798,736	$—	$—	$1,798,736
Consolidated gross margin	48.8%			48.8%
Selling, general and administrative expenses	1,442,809	—	(21,578)	1,421,231
SG&A expenses, as a percentage of sales	41.1%			40.4%
Operating earnings	258,760	14,025	21,578	294,363
Operating margin	7.4%			8.4%
Earnings before provision for income taxes	159,967	14,025	21,578	195,570
Provision for income taxes (3)	46,722	3,551	5,183	55,456
Net earnings	$113,245	$10,474	$16,395	$140,114

Earnings per share:
Basic	$0.99	$0.09	$0.14	$1.23
Diluted	$0.99	$0.09	$0.14	$1.22

(1) For fiscal year 2021, restructuring represents expenses incurred primarily in connection with Project Surge and the Transformation Plan, including the write-down of inventory of $1.4 million in cost of products sold. For fiscal year 2020, restructuring represents expenses incurred primarily in connection with Project Surge and the Transformation Plan.

(2) For fiscal year 2021, COVID-19 expenses primarily represents the write-down of personal-protective equipment inventory of $7.0 million in cost of products sold and donation expense related to the personal-protective equipment inventory of $33.0 million in selling, general, and administrative expenses, partially offset by wage and rent subsidies provided by the Canadian government of $3.4 million. For fiscal year 2020, COVID-19 primarily represents costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic. These cost were partially offset by an employee retention payroll tax credit provided by the U.S. Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, and the Canada Emergency Wage Subsidy provided by the Canadian government.

(3) The provision for income taxes was calculated using the applicable tax rates for each country upon the recognition of expenses or gains, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Adjusted EBITDA:	2021	2020	Percentage Change	2021	2020	Percentage Change

Net earnings	$68,149	$70,188	(2.9)%	$239,858	$113,245	111.8%
Add:
Depreciation and amortization	24,111	25,950	(7.1)%	102,201	106,779	(4.3)%
Interest expense	20,196	28,310	(28.7)%	93,509	98,793	(5.3)%
Provision for income taxes	22,848	21,179	7.9%	85,076	46,722	82.1%
EBITDA (non-GAAP)	135,304	145,627	(7.1)%	520,644	365,539	42.4%
Inventory charges (1)	—	—	—	—	27,054	(100.0)%
COVID-19	(86)	(1,872)	(95.4)%	36,624	21,578	69.7%
Restructuring	4,684	2,484	88.6%	6,055	14,025	(56.8)%
Share-based compensation	3,498	(668)	(623.7)%	11,656	8,426	38.3%
Impairment (2)	—	982	(100.0)%	—	1,883	(100.0)%
Adjusted EBITDA (non-GAAP)	$143,400	$146,553	(2.2)%	$574,979	$438,505	31.1%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	14.5%	15.3%	(80)	14.8%	12.5%	230

Operating Free Cash Flow:	2021	2020	Percentage Change	2021	2020	Percentage Change
Net cash provided by operating activities	$164,132	$152,505	7.6%	$381,860	$426,889	(10.5)%
Less:
Payments for property and equipment, net	28,770	21,103	36.3%	73,669	110,805	(33.5)%
Operating free cash flow (non-GAAP)	$135,362	$131,402	3.0%	$308,191	$316,084	(2.5)%

(1) Incremental, non-cash write down of inventory as part of aggressive tactical inventory clearance actions.

(2) Impairment charges related to long-lived assets and operating lease assets outside of restructuring.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2021	2020	Change

Number of stores:
SBS:
Company-operated stores	3,547	3,644	(97)
Franchise stores	2	9	(7)
Total SBS	3,549	3,653	(104)
BSG:
Company-operated stores	1,230	1,251	(21)
Franchise stores	132	134	(2)
Total BSG	1,362	1,385	(23)
Total consolidated	4,911	5,038	(127)

Number of BSG distributor sales consultants	719	715	4

BSG distributor sales consultants (DSC) include 194 and 183 sales consultants employed by our franchisees at September 30, 2021 and 2020, respectively.

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2021	2020	Basis Point Change	2021	2020	Basis Point Change
Same store sales growth (decline):
SBS	2.3%	1.7%	60	9.7%	(8.1)%	1,780
BSG	1.7%	0.6%	110	11.0%	(8.3)%	1,930
Consolidated	2.1%	1.3%	80	10.2%	(8.1)%	1,830

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.